Exhibit 99.2

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 9, 2006

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q3 Earnings

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced earnings of $34.5 million and $80.5 million for the three and nine months ended October 31, 2006, respectively. Earnings per diluted share were $0.21 for the quarter and $0.48 for the nine months.

As stated in the Company’s previous sales release on November 7, 2006, net sales for the quarter increased by 7%, to $308.4 million. The growth was primarily driven by a 24% increase in the number of stores in operation contributing to new and non-comparable stores sales gains of $35.6 million, a 15% increase in Free People Wholesale sales and a 17% rise in direct-to-consumer sales through the Company’s catalogs and web sites.

These factors offset a 10% decrease in total Company comparable store sales during the third quarter. By brand, ‘comp’ store sales decreased by 10% at Anthropologie, 10% at Urban Outfitters and increased by 9% at Free People. In the prior year’s third quarter, ‘comps’ at these brands increased by 7%, 19% and 21%, respectively, and total Company ‘comps’ rose by 13%.

“I see significant opportunity for our brands in the coming quarters,” stated Richard A. Hayne, Chairman and President. “More customers are embracing the new fashion silhouette, we begin to anniversary weaker ‘comp’ store sales and we continue to make headway on improving our fashion offering. In addition, we enter the fourth quarter with appropriately conservative inventory levels, store related operating expenses are tightly controlled and our new store opening schedule is on-track for our two largest brands,” added Mr. Hayne.

Net sales for the three and nine months were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Urban Outfitters store sales	$143,510	$137,483	$386,232	$363,901
Anthropologie store sales	106,093	101,410	313,761	279,320
Direct-to-consumer sales	36,070	30,921	101,074	87,916
Free People sales	22,682	18,987	62,854	42,381

Total net sales	$308,355	$288,801	$863,921	$773,518

For the three and nine months ended October 31, 2006, gross profit margins decreased by 339 basis points and 474 basis points, respectively, versus the prior year’s comparable periods. These reductions were primarily due to a higher rate of fixed store occupancy expense caused by ‘comp’ store sales decreases, additional markdowns to clear seasonal inventories and increases in inventory related valuation reserves.

As of October 31, 2006, total Company inventories grew by $9.4 million or 5.5% on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor for this increase. Total comparable store inventories fell by 13.2%.

For the three and nine months ended October 31, 2006, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 288 and 189 basis points, respectively, versus the same periods last year. The increase was primarily caused by the effect of ‘comp’ store sales declines on fixed store related expenses and the anniversary of a one-time gain on the sale of property of $1.6 million (55 and 21 basis point impact for the quarter and year, respectively) which occurred during the third quarter of last fiscal year.

As well during the third quarter, the Company’s annual effective tax rate improved by approximately 450 basis points based upon receipt of certification for work performed on the development of its new offices that qualifies for certain one-time federal tax incentives. The Company believes it will receive an additional and similar one-time benefit that it can realize upon further certification of additional work related to the same project, for which it has not yet applied. The Company anticipates it will recognize the additional benefit during the fourth quarter of this fiscal year or early next fiscal year. For the three and nine months, the adjustment impacted net income by $4.4 million. Without the adjustment, diluted earnings per share would have been $0.18 and $0.45 for the quarter and nine months ended October 31, 2006, respectively.

The Company plans to open a total of 32-33 new stores by the end of the current fiscal year. During the first nine months of this fiscal year, the Company has opened 22 new stores.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 102 Urban Outfitters stores in the United States, Canada, and Europe, an Urban Outfitters web site and catalog; 87 Anthropologie stores in the United States; an Anthropologie web site and catalog, and Free People, the Company’s wholesale segment, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 8 Free People stores, a web site and catalog, as of October 31, 2006.

A conference call will be held today to discuss third quarter results and will be web cast at 11:00 a.m. EST on: http://ir.urbanoutfittersinc.com/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=1411158

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Net sales	$308,355	$288,801	$863,921	$773,518
Cost of sales, including certain buying, distribution and occupancy costs	190,407	168,550	544,453	450,814

Gross profit	117,948	120,251	319,468	322,704
Selling, general and administrative expenses	72,484	59,592	203,744	167,802

Income from operations	45,464	60,659	115,724	154,902
Other income, net	1,365	1,021	4,527	3,111

Income before income taxes	46,829	61,680	120,251	158,013
Income tax expense	12,315	24,518	39,776	62,810

Net income	$34,514	$37,162	$80,475	$95,203

Net income per common share:
Basic	$0.21	$0.23	$0.49	$0.58

Diluted	$0.21	$0.22	$0.48	$0.56

Weighted average common shares and common share equivalents outstanding:
Basic	164,707,980	163,953,135	164,760,387	163,698,505

Diluted	168,306,967	170,328,859	168,675,078	169,934,178

AS A PERCENT OF NET SALES:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	61.8%	58.4%	63.0%	58.3%

Gross profit	38.2%	41.6%	37.0%	41.7%
Selling, general and administrative expenses	23.5%	20.6%	23.6%	21.7%

Income from operations	14.7%	21.0%	13.4%	20.0%
Other income, net	0.5%	0.4%	0.5%	0.4%

Income before income taxes	15.2%	21.4%	13.9%	20.4%
Income tax expense	4.0%	8.5%	4.6%	8.1%

Net income	11.2%	12.9%	9.3%	12.3%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2006	January 31, 2006	October 31, 2005
Assets
Current assets:
Cash and cash equivalents	$30,544	$49,912	$20,067
Marketable securities	96,048	141,883	136,273
Accounts receivable, net of allowance for doubtful accounts of $1,238, $445 and $855, respectively	19,553	14,324	18,509
Inventories	179,592	140,377	170,232
Prepaid expenses, deferred taxes and other current assets	33,197	38,687	27,170

Total current assets	358,934	385,183	372,251

Property and equipment, net	426,430	299,291	255,091
Marketable securities	58,636	64,748	65,946
Deferred income taxes and other assets	21,204	19,983	17,165

	$865,204	$769,205	$710,453

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$61,988	$41,291	$53,299
Accrued expenses, accrued compensation and other current liabilities	88,015	92,217	74,409

Total current liabilities	150,003	133,508	127,708

Deferred rent and other liabilities	80,626	74,817	66,392

Total liabilities	230,629	208,325	194,100

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 164,663,037, 164,831,477 and 164,434,327 issued and outstanding, respectively	17	16	17
Additional paid-in capital	124,970	134,146	125,125
Retained earnings	506,665	426,190	390,597
Accumulated other comprehensive income	2,923	528	614

Total shareholders’ equity	634,575	560,880	516,353

	$865,204	$769,205	$710,453

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended October 31,
	2006	2005
Cash flows from operating activities:
Net income	$80,475	$95,203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,239	28,483
Excess tax benefits from stock-based compensation	(5,014)	—
Stock-based compensation expense	2,515	862
Loss (gain) on disposition of property and equipment, net	1,236	(1,562)
Changes in assets and liabilities:
Increase in receivables	(5,178)	(10,187)
Increase in inventories	(38,694)	(71,546)
Decrease (increase) in prepaid expenses and other assets	4,720	(7,628)
Increase in payables, accrued expenses and other liabilities	30,686	34,076

Net cash provided by operating activities	109,985	67,701

Cash flows from investing activities:
Cash paid for property and equipment	(168,243)	(78,093)
Proceeds from disposition of building	—	3,769
Purchases of marketable securities	(114,913)	(396,716)
Sales and maturities of marketable securities	165,724	381,854

Net cash used in investing activities	(117,432)	(89,186)

Cash flows from financing activities:

Exercise of stock options	4,430	11,937
Excess tax benefits from stock-based compensation	5,014	—
Share repurchases	(20,801)	—

Net cash (used in) provided by financing activities	(11,357)	11,937

Effect of exchange rate changes on cash and cash equivalents	(564)	(116)

Decrease in cash and cash equivalents	(19,368)	(9,664)
Cash and cash equivalents at beginning of period	49,912	29,731

Cash and cash equivalents at end of period	$30,544	$20,067